Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces Record Fourth Quarter and 2004 Financial Results and Continuation of Share Repurchase Plan

NASSAU, THE BAHAMAS, February 23, 2005 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the fourth quarter and year ended December 31, 2004 and continuation of its share repurchase plan.

Financial Results

Steiner Leisure's revenues for the fourth quarter ended December 31, 2004 rose 17.2% to $87.5 million from $74.6 million during the comparable quarter in 2003. Income from continuing operations, before discontinued operations for the fourth quarter, was $10.0 million compared with $6.5 million for the same quarter in 2003.

During the fourth quarter of 2004, the Company sold its 49% ownership interest in each of two entities that operate resort spas in Thailand and China, respectively, to the 51% owner thereof. The Company recorded a gain of approximately $1.5 million as a result of this transaction, which is included in other income.

Earnings per share before discontinued operations for the fourth quarter ended December 31, 2004 was $0.55 per share, compared with $0.39 per share for the comparable quarter in 2003. The earnings per share data are presented on a diluted basis.

Revenues for the year ended December 31, 2004, rose 21.7% to $341.5 million from $280.6 million in 2003. Income from continuing operations, before discontinued operations for the year ended December 31, 2004 was $35.9 million compared with $24.0 million in 2003.

Earnings per share before discontinued operations for year ended December 31, 2004 was $2.03 per share compared with $1.44 per share in 2003. The above earnings per share data are presented on a diluted basis.

Leonard I. Fluxman, President and Chief Executive Officer of Steiner Leisure, commented "We are very pleased with our fourth consecutive quarter of record financial results. The strong execution by our personnel allowed us to generate strong earnings growth and cash flow in 2004."

Share Repurchases

Steiner Leisure also today announced a continuation of its previously adopted share repurchase plan. Under that plan, from 1998 through 2000, the Company purchased a total of 1,902,150 shares out of the 3,187,250 approved by the Board of Directors for repurchase. Accordingly, under the share repurchase plan, Steiner Leisure may purchase up to 1,285,100 shares from time to time at prevailing prices in open market, and possibly other, transactions, subject to market conditions, share price and other considerations. We cannot provide assurance as to the exact number of shares that will be repurchased under this continuation of our repurchase plan.

Corporate Overview

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 118 cruise ships, and in 50 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Lines, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis®, as well as other Steiner products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure also owns and operates three post secondary schools (comprised of a total of seven campuses) located in Miami, Fort Lauderdale, Orlando and Sarasota, Florida; Baltimore, Maryland; York, Pennsylvania and Charlottesville, Virginia. Offering degree and non-degree programs in massage therapy and skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

Conference Call

The Company will be holding a conference call at 11:00 am (EST) on Thursday, February 24, 2005. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (706) 679-5917 for domestic and international calls approximately ten minutes before the scheduled time. This call is available for replay from Thursday. February 24, 2005 (approximately 3 hours after the call takes place) until Monday, February 28, 2005 at 11:00 pm. You may reach it by dialing (706) 645-9291 for both domestic and international calls. The conference ID # is 3552730.

SELECTED FINANCIAL DATA

($ in thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues:
Services	$58,912	$51,242	$233,350	$195,731
Products	28,546	23,372	108,141	84,843
Total revenues	87,458	74,614	341,491	280,574

Cost of Sales:
Cost of services	47,297	41,238	185,294	157,476
Cost of products	21,548	17,549	80,512	63,598
Total cost of sales	68,845	58,787	265,806	221,074
Gross profit	18,613	15,827	75,685	59,500

Operating Expenses:
Administrative	5,153	4,026	18,493	14,508
Salary and payroll taxes	4,225	4,173	18,838	16,789
Total operating expenses	9,378	8,199	37,331	31,297
Income from continuing operations	9,235	7,628	38,354	28,203

Other Income (Expense):
Interest expense	(47)	(741)	(1,525)	(3,392)
Equity and minority interest	--	19	292	276
Other income	1,593	17	1,679	510
Total other income (expense)	1,546	(705)	446	(2,606)

Income from continuing operations before provision for income taxes and discontinued operations	10,781	6,923	38,800	25,597

Provision for income taxes	753	411	2,912	1,615

Income from continuing operations before discontinued operations	10,028	6,512	35,888	23,982

Income (loss) from discontinued operations (which includes gain (loss) on disposal of $239 and $(32) and $145 and $(1,674) for the three months and year ended December 31, 2004 and 2003, respectively), net of taxes	210	(291)	90	(3,560)

Net income	$10,238	$6,221	$35,978	$20,422

Income (loss) per share-Basic:
Income before discontinued operations	$0.57	$0.40	$2.12	$1.46
Income (loss) from discontinued operations	0.02	(0.02)	0.01	(0.22)
	$0.59	$0.38	$2.13	$1.24

Income (loss) per share-Diluted:
Income before discontinued operations	$0.55	$0.39	$2.03	$1.44
Income (loss) from discontinued operations	0.01	(0.02)	0.01	(0.21)
	$0.56	$0.37	$2.04	$1.23

Weighted average shares outstanding:
Basic	17,458	16,464	16,899	16,415
Diluted	18,359	16,837	17,643	16,668

STATISTICS

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Average number of ships served[1]:	110	103	109	103
Spa	77	68	75	67
Non-Spa	33	35	34	36

Average total number of staff on ships served:	1,493	1,386	1,471	1,333
Spa	1,266	1,128	1,242	1,088
Non-Spa	227	258	229	245

Revenue per staff per day[2]:	$428	$393	$427	$392
Spa	$451	$420	$449	$418
Non-Spa	$300	$273	$306	$272

Average weekly revenues:	$40,826	$36,999	$40,183	$35,604
Spa	$52,227	$48,735	$51,791	$47,585
Non-Spa	$14,411	$14,130	$14,420	$13,088

Average number of land-based spas operated[3,4]	51	48	52	48

Average weekly land-based spas revenues[4]	$24,129	$22,714	$24,303	$21,528

Total schools revenues[5]	$3,613,000	$4,106,000	$16,866,000	$16,561,000

Total wholesale and retail product revenues	$8,728,000	$6,153,000	$29,019,000	$19,776,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the year varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.

4Includes resort spas and two spas referred to as "day spas" in prior statistical presentations.

5Includes $156,000 and $139,000 for the three months ended December 31, 2004 and 2003, respectively, and $747,000 and $669,000 for the year ended December 31, 2004 and 2003, respectively, relating to the Steiner training school near London, England.